Exhibit 99.1

Perry Ellis International Appoints Chief Financial Officer

Perry Ellis International (NASDAQ:PERY) announced today that Ms. Anita D. Britt, C.P.A. is joining the company as Chief Financial Officer, effective March 2nd, 2009.

Ms. Britt joins Perry Ellis International with over 15 years of experience in the apparel/retail industry, most recently with Urban Brands Inc., where she was EVP and Chief Financial Officer since 2006. At Urban Brands, Ms. Britt managed all areas of finance, information systems, distribution and real estate financial operations. During her tenure she worked on enhancing the profitability and liquidity profile of the company. Prior to Urban Brands, Ms. Britt spent over twelve years at Jones Apparel Group, Inc, where she held multiple leadership positions within Finance and Investor Relations, including Executive Vice President of Finance from 2002 to 2006. Ms. Britt is a Certified Public Accountant.

“We are pleased to welcome Anita to the Perry Ellis International family and are very excited about the wealth of experience and leadership that she will add to our management team,” commented George Feldenkreis, Chairman and CEO. “The industry is in a transformational period. We are focused on guiding Perry Ellis International through this challenging period, while strengthening our position to continue our path of successful and continued growth. Anita’s experience marries perfectly with our corporate objectives and growth initiatives.”

Mr. Thomas D’Ambrosio, who has served as interim CFO, will return to his role as Senior Vice President and Corporate Controller for Perry Ellis International.

“I want to personally thank Tom for stepping in when needed. He helped guide the company through a period of numerous initiatives, including the acquisition and integration of Laundry by Shelli Segal and C&C California as well as the implementation of cost reduction initiatives derived from our Strategic Review plan. I look forward to his continued and valued contributions as a key member of our management team,” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s, women’s and children’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts and tops, suit separates, sweaters, dresses, pants, shorts, jeans wear, outerwear, swimwear, golf apparel and activewear is available throughout all major levels of retail distribution. Through its wholly owned subsidiaries, The Company owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Perry Ellis America®, Perry Ellis Portfolio®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Farah®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®,

the Havanera Co.®, Axis®, Axist®, Manhattan®, John Henry®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and Jag® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International